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                                                                     EXHIBIT 4.4

                      DIAMONDCLUSTER INTERNATIONAL, INC.

               RESTATED AND AMENDED EMPLOYEE STOCK PURCHASE PLAN


     The DiamondCluster International, Inc. Restated and Amended Employee Stock Purchase Plan provides eligible employees of DiamondCluster International, Inc., a Delaware corporation (the "Company"), and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company on the terms and conditions set forth below.

     1.   Definitions.
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          (a)  Code - the Internal Revenue Code of 1986, as amended.

          (b) Committee - the Company's Worldwide Operating Committee, as constituted from time to time.

          (c) Common Stock - the Company's Class B Common Stock, par value $0.001 per share, and the Company's Class A Common Stock into which such Class B Common Stock may be converted.

          (d) Compensation - with respect to a Participant, the portion of the Participant's base salary paid to the Participant during the applicable payroll period.

          (e)  Effective Date - April 21, 1999.

          (f) Eligible Employee - an employee who is eligible to participate in the Plan pursuant to Section 3.

          (g) Enrollment Date - the Effective Date and each July 1, October 1, January 1 and April 1 thereafter; provided that effective July 1, 2001, "Enrollment Date" means July 1, 2001, and each November 1, February 1, May 1, and August 1 thereafter.

          (h)  Enrollment Period - the 24 month period commencing on a Grant
Date.

          (i) Fair Market Value - the average of the closing price of a share of the Company's Class A Common Stock on the NASDAQ National Market System for the ten trading days immediately preceding the Grant Date or the Purchase Date, as applicable.

          (j) Grant Date - the Enrollment Date as of which a Participant's Option is granted under Section 4(a).

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          (k)  Option - an option to purchase shares of Common Stock under the
Plan, pursuant to the terms and conditions thereof.

          (l) Participant - an Eligible Employee who is participating in the Plan pursuant to Section 4.

          (m) Payment Period - the period beginning with the first day of the calendar quarter and ending on the last day of the calendar quarter following each Enrollment Date; provided that the first Payment Period shall begin on the Effective Date and end on September 30, 1999; provided further that effective July 1, 2001, "Payment Period" means the period beginning July 1, 2001 and ending on October 31, 2001, and the three-month period ending each January 31, April 30, July 31 and October 31 thereafter.

          (n) Plan - DiamondCluster International, Inc. Restated and Amended Employee Stock Purchase Plan, as amended from time to time.

          (o) Plan Account - an account maintained by the Plan Administrator for each Participant to which the Participant's payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited.

          (p) Plan Administrator - such other person or persons, including a committee, as may be appointed by the Committee to administer the Plan.

          (q) Purchase Date - except as provided in Section 15, the last day of a Payment Period.

          (r) Purchase Price - the lesser of 85% of the Fair Market Value of Common Stock on the Grant Date of an Enrollment Period, or 85% of the Fair Market Value of a share of Common Stock on the applicable Purchase Date of such Enrollment Period.

          (s) Subsidiary - any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.   Stock Subject to the Plan.  Subject to Section 12, the aggregate
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number of shares of Common Stock which may be sold under the Plan is 2,325,000.
The Company shall either make open-market purchases to provide shares of Common Stock for purchase under the Plan or, at the discretion of the Committee, sell Treasury shares or issue authorized but unissued shares of Common Stock.

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     3.   Eligible Employees.  An "Eligible Employee" means each employee of
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the Company and each employee of a Subsidiary to which the Plan is extended by the Committee, except as otherwise provided in Section 4(c).

     4.   Participation in the Plan.
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          (a)  An Eligible Employee may participate in the Plan effective as of any Enrollment Date by enrolling in the Plan electronically via the Plan website at www.aststockplan.com in advance of such date as the Plan Administrator shall
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deem equitable under the circumstances.  This authorizes payroll deductions from such Employee's Compensation. The Enrollment Date as of which an Eligible Employee commences or recommences participation in the Plan, and each Enrollment Date as of which an Eligible Employee renews his authorization under Section 4(b), is a Grant Date. A Participant's payroll deductions under the Plan shall commence on his initial Grant Date, and shall continue, subject to Section 4(b), until the Eligible Employee terminates participation in the Plan or the Plan is terminated; provided, that such payroll deductions shall not commence until the Company has received such Eligible Employee's electronic enrollment and such Employee has received all information required to be disclosed to such Employee under applicable securities laws.

          (b) A Participant's payroll deduction authorization shall be automatically renewed effective on the Enrollment Date following the conclusion of his initial Enrollment Period and each subsequent Enrollment Period unless he otherwise notifies the Plan Administrator in writing at least 20 days in advance of such date.

          (c) Notwithstanding the foregoing, an Eligible Employee shall not be granted an Option on any Grant Date if such Employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock which an Eligible Employee may purchase under outstanding options shall be treated as stock owned by such Employee.

     5.   Payroll Deductions.  An Eligible Employee may participate in the Plan
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only through payroll deductions. Payroll deductions shall be made from the
Compensation paid to each Participant for each payroll period in such whole percentage from 1% to 10% as the Participant shall authorize in his election form. No Eligible Employee may be granted an Option which permits his rights to purchase Common Stock under the Plan, and any other stock purchase plan of the Company or any Subsidiary that is qualified under Section 423 of the Code, to accrue at a rate which exceeds $6,250 of Fair Market Value of such stock (less the 15% discount) (determined on the Grant Date of such Option) for each calendar quarter of the Company in which the Option is outstanding at any time.

     6.   Changes in Payroll Deductions.  A Participant may elect to increase or
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decrease the amount of his payroll deductions once during a Payment Period, via the Plan website, at any time

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during that Payment Period. Any such change shall not become effective sooner than the next Payment Period after receipt of his election form.

     7.   Termination of Participation in Plan.
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          (a)  A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office. Such Participant's payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice. If the former Participant remains employed by the Company or any of its Subsidiaries after termination of his participation in the Plan, any payroll deductions credited to such Participant's Plan Account may be used to purchase shares of Common Stock on the next Purchase Date or refunded, without interest, to the Participant, at the election of the Participant. Except as provided in Section 9(ii), an Eligible Employee whose participation in the Plan is terminated may rejoin the Plan no earlier than three months following his withdrawal by re-enrolling via the Plan website in accordance with Section 4(a).

          (b) A Participant's participation in the Plan shall be terminated upon termination of his or her employment with the Company and its Subsidiaries for any reason. If a former Participant is no longer employed by the Company or any of its Subsidiaries, any payroll deductions credited to his Plan Account (plus, in the case of an involuntary termination of employment, interest at the rate determined by the Plan Administrator) shall be paid to him in cash as soon as practicable following his termination of employment.

     8.   Purchase of Shares.
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          (a)  On each Grant Date, each Participant shall be deemed to have been granted an Option.

          (b) On each Purchase Date of an Enrollment Period, each Participant shall be deemed, without any further action, to have purchased that number of whole shares of Common Stock determined by dividing the Purchase Price on such date into the balance in the Participant's Plan Account on the Purchase Date. Any amount remaining in the Participant's Plan Account shall be carried forward to the next Purchase Date unless the Plan Account is closed.

          (c) As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include the number of shares of Common Stock purchased on the Purchase Date on behalf of such Participant under the Plan.

          (d) A stock certificate for whole shares of Common Stock in a Participant's Plan Account shall be issued upon request of the Participant at any time. If the Participant's employment with the Company and all Subsidiaries terminates, a stock certificate for whole shares of Common Stock in his Plan Account shall be issued as soon as administratively feasible thereafter. Stock certificates under the Plan shall be issued, at the election of the Participant, in his name or in his

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name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment shall be made for any fraction of a share in such account, if necessary to close the account.

     9.   Automatic Withdrawal.
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          If the Fair Market Value of the Shares on any Purchase Date of an
Enrollment Period is less than the Fair Market Value of the Shares on the Grant Date for such Enrollment Period, then every participant shall automatically (i) be withdrawn from such Enrollment Period at the close of such Purchase Date and after the acquisition of Shares for such Enrollment Period, and (ii) be re-enrolled in the Enrollment Period commencing on the first business day subsequent to such Purchase Date, notwithstanding the last sentence of Section 7(a).

     10.  Rights as a Stockholder. A Participant shall not be treated as the
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owner of Common Stock until the Purchase Date of such stock under the Plan. As of the Purchase Date a Participant shall be treated as the record owner of his shares purchased on such date pursuant to the Plan. Effective as of the Purchase Date, such Participant shall agree in writing to become subject to the terms and conditions of the Second Amended and Restated Voting and Stock Restriction Agreement, dated August 4, 1997.

     11.  Rights Not Transferable.  Rights under the Plan are not transferable
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by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

     12.  Application of Funds.  All funds of Participants received or held by
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the Company under the Plan before purchase of the shares of Common Stock shall be held by the Company without liability for interest or other increment, except as provided in Section 7(b).

     13.  Adjustments in Case of Changes Affecting Shares.  In the event of a
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subdivision or consolidation of outstanding shares of Common Stock of the
Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Plan Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Plan Administrator to give proper effect to such event.

     14.  Administration of the Plan.  The Plan shall be administered by the
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Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code Section 423, if applicable, and the Plan Administrator shall, to the extent possible, interpret the provision of the Plan so as to carry out such intent.

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     15.  Amendments to the Plan.  The Committee may, at any time, or from time
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to time, amend or modify the Plan; provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized for the Plan
(other than as provided in Section 12 or 15), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made which would cause the Plan to fail to meet the applicable requirements of Code Section 423.

     16.  Termination of Plan.  The Plan shall terminate upon the earlier of a
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the fifth anniversary of the Effective Date, (b) the date no more shares remain to be purchased under the Plan, or (c) the termination of the Plan by the Board of Directors of the Company as specified below. The Board of Directors of the Company may terminate the Plan as of any date. The date of termination of the Plan shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis in proportion to his Plan Account balance on such Purchase Date, and any excess payroll deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Plan Administrator.

     17.  Costs.  All costs and expenses incurred in administering the Plan
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shall be paid by the  Company.  Any costs or expenses of selling shares of
Company Stock acquired pursuant to the Plan shall be borne by the holder thereof.

     18.  Governmental Regulations.  The Company's obligation to sell and
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deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

     19.  Applicable Law.  This Plan shall be interpreted under the laws of the
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United States of America and, to the extent not inconsistent therewith, by the laws of the State of Illinois. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code, if applicable. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

     20.  Effect on Employment.  The provisions of this Plan shall not affect
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the right of the Company or any Subsidiary or any Participant to terminate the
Participant's employment with the Company or any Subsidiary.

     21.  Withholding.  The Company reserves the right to withhold from stock or
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cash distributed to a Participant any amounts which it is required by law to withhold.

     22.  Sale of Company.  In the event of a proposed sale of all or
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substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Company shall require that each outstanding Option be assumed or an equivalent right to purchase stock of the

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successor or purchaser corporation be substituted by the successor or purchaser corporation, unless the Plan is terminated.

     23.  Effective Date.  The Plan shall become effective April 21, 1999,
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provided that the stockholders of the Company approve it within 12 months after the date the Plan was adopted by the Board of Directors of the Company. If the Plan is not approved by the stockholders prior to such date, the Plan shall terminate, all grants hereunder shall be cancelled and be of no further force and effect, and all persons who shall have been granted Options pursuant to this Plan shall be entitled to the prompt refund in cash, with interest, of all sums withheld from or paid by them pursuant to this Plan.

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